===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             NEWSEDGE CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                The Board of Directors of NewsEDGE Corporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:  $
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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     (2) Form, Schedule or Registration Statement No.: Schedule 14A

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Notes:

                             NEWSEDGE CORPORATION
                               80 Blanchard Road
                        Burlington, Massachusetts 01803

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of NewsEDGE Corporation:

  The Annual Meeting of Stockholders of NewsEDGE Corporation (the
"Corporation"), a Delaware corporation, will be held on Thursday, May 27, 1999 at 10:00 a.m., local time, at the Westin Hotel-Waltham, located at 70 Third Avenue, Waltham, Massachusetts for the following purposes:

    1. To elect two (2) Class III directors to serve for a three-year term or until their successors are elected and qualified;

    2. To ratify the selection of the firm of Arthur Andersen LLP as independent auditors for the fiscal year ending December 31, 1999; and

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only stockholders of record at the close of business on April 15, 1999 are entitled to notice of and to vote at the meeting.

  All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                                          By Order of the Board of Directors

                                          Lawrence S. Wittenberg
                                          Secretary

Burlington, Massachusetts
April 22, 1999

                             NEWSEDGE CORPORATION
                               80 Blanchard Road
                        Burlington, Massachusetts 01803

                                PROXY STATEMENT
                                April 22, 1999

  Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of NewsEDGE Corporation, a Delaware corporation (the "Corporation"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 27, 1999, at 10:00 a.m., local time, at the Westin Hotel-Waltham, 70 Third Avenue, Waltham, Massachusetts 02452.

  Only stockholders of record at the close of business on April 15, 1999 (the "Record Date") will be entitled to receive notice of and to vote at the meeting and any adjournments thereof. As of that date, 17,322,595 shares of common stock, $.01 par value per share (the "Common Stock"), of the Corporation were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any proxy may be revoked by a stockholder at any time before its exercise by:
(i) delivering written revocation or a later dated proxy to the Secretary of the Corporation; or (ii) attending the Annual Meeting and voting in person.

  The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for director, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

  Directors are elected by a plurality of the votes cast, in person or by proxy, at the meeting. The nominees for director receiving the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the meeting shall be elected to their respective class of directors. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present or represented and voting on each such matter is required for approval. An automated system administered by the Corporation's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

  The persons named as attorneys-in-fact in the proxies are officers and/or directors of the Corporation. All properly executed proxies returned in time to be counted at the meeting will be voted. In addition to the election of directors, the stockholders will consider and vote upon a proposal to ratify the selection of auditors as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted as specified. Where no choice is specified, the proxy will be voted FOR the applicable proposal.

  The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

  An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 1998, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about April 22, 1999.

             MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

  The following table sets forth as of the Record Date: (i) the name of each person who, to the knowledge of the Corporation, owned beneficially more than 5% of the Common Stock of the Corporation outstanding as of such date; (ii) the name of each director or nominee; (iii) the name of each executive officer identified in the Summary Compensation Table set forth below under "Compensation and Other Information Concerning Directors and Officers;" and
(iv) the number of shares owned by each of such persons and all officers, directors and nominees as a group and the percentage of the outstanding shares represented thereby.

                                              Shares
                                           Beneficially       Percentage
Name                                        Owned (1)   Beneficially Owned (2)
----                                       ------------ ----------------------
Principal Stockholders(3):
  Basil P. Regan(4).......................  4,351,600           25.12%
   6 East 43rd Street
   New York, NY 10012
  Donald L. McLagan(5)....................  2,194,680           12.65%
   c/o NewsEDGE Corporation
   80 Blanchard Road
   Burlington, MA 01803
Directors:
  Ellen Carnahan(6).......................     24,716               *
  June Rokoff(7)..........................     24,691               *
  Rory J. Cowan(8)........................     29,716               *
  Michael E. Kolowich(9)..................    590,087            3.31%
  William A. Devereaux(10)................    192,670            1.11%
  James D. Daniell, Ph.D.(11).............     14,832               *
Named Officers:
  Daniel F.X. O'Reilly, Ph.D.(12).........    261,478            1.51%
  Clifford M. Pollan(13)..................    177,556            1.02%
  Edward R. Siegfried(14).................    137,334               *
  John L. Moss(15)........................     48,270               *
All directors and executive officers as a
 group:
  (11 persons)(16)........................  3,696,030           20.31%

--------
  *Represents less than 1% of the outstanding shares.

 (1) Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to the shares. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

 (2) Applicable percentage of ownership as of the Record Date is based upon 17,322,595 shares of Common Stock outstanding on such date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"), and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

 (3) This information was obtained from filings made with the SEC pursuant to Sections 13(d) and 13(g) of the Securities and Exchange Act of 1934, as amended.

 (4) Includes 2,351,500 shares of Common Stock held by Regan Partners, L.P.; 1,411,400 shares of Common Stock held by the Regan International Fund, L.P.; 134,000 shares of Common Stock held by the Wellcome Trust, Ltd.; 353,500 shares of Common Stock held by the Super Hedge Fund, L.P.; 37,000 shares of Common Stock held by Athena Partners, L.P.; and 2,000 shares of Common Stock held by

    Lenore Robins, of which Mr. Regan is deemed the beneficial owner. Mr. Regan is President and sole stockholder of Regan Fund Management, Ltd., general partner of Regan Partners L.P. and co-general partner with Lenore Robins in Athena Partners, L.P. Regan Fund Management Ltd. is the investment manager for Regan International Fund L.P., provides investment management services to the Wellcome Trust, Ltd. and has a trading advisory agreement with the Super Hedge Fund, L.P.

 (5) Includes 444,442 shares held in trust for the benefit of Mr. McLagan's two children, of which Mr. McLagan's wife is the sole trustee. Mr. McLagan disclaims beneficial ownership of such shares. Also includes 30,681 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1999 by Mr. McLagan.

 (6) Includes 19,716 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1999.

 (7) Includes 14,166 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1999.

 (8) Includes 19,716 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1999.

 (9) Includes 526,337 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1999.

(10) Includes 39,114 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1999.

(11) Includes 8,332 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1999.

(12) Includes 30,000 shares owned by Mr. O'Reilly's spouse. Mr. O'Reilly disclaims beneficial ownership of such shares. Includes 48,485 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1999.

(13) Includes 59,224 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1999.

(14) Includes 59,224 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1999.

(15) Includes 47,670 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1999.

(16) Includes 872,665 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1999.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Board of Directors is set at seven members. The Board of Directors is divided into three classes, two of which consist of two directors each and one which consists of three directors. Each director serves for a three-year term. All directors will hold office until their successors have been duly elected and qualified or until their earlier resignation or removal.

  The Board of Directors has nominated and recommended that Ms. Carnahan and Mr. Daniell, who are currently members of the Board of Directors, be elected Class III directors, to hold office until the 2002 Annual Meeting of Stockholders or until their successors have been duly elected and qualified or until their earlier resignation or removal. The Board of Directors knows of no reason why the nominees should be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for nominees named below.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                    A VOTE "FOR" THE NOMINEES LISTED BELOW.

  The following table sets forth for the nominees to be elected at the meeting and, for each director whose term of office will extend beyond the meeting, the year such nominee or director was first elected a director, the positions currently held by the nominees and each director with the Corporation, the year the nominee's or director's term will expire and class of director of each nominee and each director:

   Director's Name and Year                                   Term Expires at
   Director First Became a    Position(s) with the            Annual Meeting  Class of
           Director           Corporation                         Held in     Director
   ------------------------   --------------------            --------------- --------
   Nominees:
   Ellen Carnahan..........   Director                             2002         III
    1991
   James D. Daniell........   Director                             2002         III
    1998
   Continuing Directors:
   Donald L. McLagan.......   Chairman, Chief Executive            2001          I
    1988                       Officer and Director
   Michael E. Kolowich.....   Vice Chairman and Director           2001          I
    1998
   June Rokoff.............   Director                             2001          I
    1996
   William A. Devereaux....   Director                             2000          II
    1998
   Rory J. Cowan...........   Director                             2000          II
    1993

                OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the director nominees to be elected at the meeting, the directors and the executive officers of the Corporation, their ages and the positions currently held by each such person with the Corporation.

            Name                      Age                Position
            ----                      ---                --------
   Donald L. McLagan................   57 Chairman, Chief Executive Officer and
                                          Director
   Michael E. Kolowich..............   46 Vice Chairman and Director
   Clifford M. Pollan...............   42 President and Chief Operating Officer
   Edward R. Siegfried(3)...........   54 Vice President--Finance, Chief
                                          Financial Officer, Treasurer and
                                          Assistant Secretary
   Daniel F.X. O'Reilly, Ph.D.......   52 Vice President and Chief Technology
                                          Officer
   John L. Moss.....................   43 Vice President--Development
   Michael H. Welles................   44 Vice President--News Operations
   June Rokoff(1)...................   49 Director
   Ellen Carnahan(2)................   43 Director
   Rory J. Cowan(1)(2)..............   46 Director
   William A. Devereaux(2)..........   52 Director
   James D. Daniell(1)..............   35 Director

--------
(1) Member of Compensation Committee.

(2) Member of Audit Committee.

(3) Mr. Siegfried officially retired as Vice President--Finance, Chief Financial Officer, Treasurer and Assistant Secretary effective on March 31, 1999, but is continuing in such position until the earlier of June 30, 1999, or the hiring of his successor.

  Mr. McLagan is the founder of the Corporation, has been a director since its inception in 1988 and was President of the Corporation until Mr. Pollan's election as President in April 1999. Mr. McLagan was elected Chairman and Chief Executive Officer in June 1995. From 1985 to 1988, Mr. McLagan was Vice President and General Manager of the Information Services Division of Lotus Development Corporation, a computer software company. From 1969 to 1984, Mr. McLagan was employed by Data Resources, Inc., an economic information service company, most recently as Executive Vice President.

  Michael E. Kolowich joined the Corporation in February 1998 as Vice Chairman and Director in connection with the Corporation's merger with Individual, Inc. ("Individual"). From September 1996 to February 1998, Mr. Kolowich served as Individual's President, Chief Executive Officer and, Chairman of the Board of Directors. Prior to joining Individual, Mr. Kolowich served from July 1996 until September 1996 as Vice President/Business Operations of Nets Inc., an Internet content provider formed in June 1996 when AT&T New Media Services, a provider of interactive online information services for business professionals, merged with Industry.Net. Mr. Kolowich served as President of AT&T New Media Services and AT&T Interchange Online Network from December 1994 until the merger with Industry.Net in June 1996. From April 1991 until December 1994, Mr. Kolowich was President of Ziff-Davis Interactive, an electronic publishing division of Ziff-Davis Publishing Company.

  Mr. Pollan joined the Corporation in 1989 as a Vice President, served as Vice President-Sales and Marketing from May 1995 and was elected President and Chief Operating Officer in April 1999. From 1986 to 1989, Mr. Pollan was a Director of Sales at Lotus Development Corporation, a computer software company. From 1985 to 1986, Mr. Pollan was the Vice President of Sales of Isys Corporation, a financial information company, and from 1978 to 1985 was employed by Data Resources, Inc., an economic information service company, most recently as a Director of Consulting.

  Mr. Siegfried joined the Corporation in 1989 as Vice President, Treasurer and Assistant Secretary and was elected Vice President--Finance and Operations in May 1995 and Chief Financial Officer in May 1996. From 1985 to 1989, Mr. Siegfried served as the Vice President responsible for finance, administration and operations at Softbridge Microsystems, Inc., a computer software company. From 1974 to 1985, Mr. Siegfried was the Senior Vice President--Finance and Administration of Data Resources, Inc., an economic information service company. Mr. Siegfried is a certified public accountant and from 1967 to 1974 was employed by the accounting firm of Arthur Andersen LLP, most recently as Audit Manager.

  Dr. O'Reilly joined the Corporation in 1989 as a Vice President and was elected Vice President--Development in May 1995. In July 1996, Mr. O'Reilly was promoted to Vice President and Chief Technology Officer. From 1979 to 1989, Dr. O'Reilly was the Vice President of the Information System Development Group of Data Resources, Inc., an economic information service company. From 1975 to 1979, Dr. O'Reilly held various teaching positions in the Mathematics Departments of Marquette University, Simmons College and Boston College.

  Mr. Moss joined the Corporation in 1997 as Vice President--Development. From 1992 to 1996, Mr. Moss was President and Chief Executive Officer of Software House, Inc., a company specializing in real-time security control applications. Prior to that, he was a unit president for JWP, Inc., a public company specializing in construction and building management products and services. Mr. Moss is also an instructor of Computer Science at Tufts University.

  Mr. Welles joined the Corporation in February 1998 as Vice President--News Operations, in connection with the Corporation's merger with Individual. From 1997 to 1998, Mr. Welles served as Vice President, Engineering at Individual. Prior to joining Individual Mr. Welles was with Lotus Development Corp, a computer software company, where he held the position of General Manager, Next Generation Products from 1994-1997 and General Manager, Improv Product Line from 1991-1994.

  Ms. Rokoff has served on the Board of Directors of the Corporation since July 1996. Until December 1995, Ms. Rokoff was a Senior Vice President, Worldwide Services Group, at Lotus Development Corporation, a computer software company, where she spent ten years in management. Previous management positions at Lotus included Senior Vice President, Development, Vice President Graphics and Information Management, and General Manager, Lotus 1-2-3 Release
3. Prior to Lotus, Ms. Rokoff was the Chief Operating Officer of Isys Corporation, a financial information company, and spent thirteen years at Data Resources, Inc., an economic information service company, where she managed their software development. Since her departure from Lotus, Ms. Rokoff has served as a director of Mathsoft, Inc., a public company that provides software for technical professionals and students and various other organizations.

  Ms. Carnahan has served on the Board of Directors of the Corporation since March 1991. Ms. Carnahan has been a general partner of William Blair Venture Management L.P., a venture capital firm, and a Managing Director of William Blair Capital Management L.L.C., an investment management company, since 1988. Prior to 1988, Ms. Carnahan was Vice President of Marketing and Planning at SPSS, Inc., an applications software company.

  Mr. Cowan has served on the Board of Directors of the Corporation since May 1993. Since December 1996, Mr. Cowan has been Chairman and Chief Executive Officer of LioNBRIDGE Technologies, an international software services company. From 1991 to 1996, Mr. Cowan was an Executive Vice President of R.R. Donnelley & Sons Company, a supplier of commercial print and print-related services. During 1995 and 1996, Mr. Cowan was also the Chief Executive Officer of Stream International, Inc., a software services company. Mr. Cowan also serves as Chairman of Interleaf, Inc.

  William A. Devereaux became a director of the Corporation in February 1998, in connection with the Corporation's merger with Individual. Mr. Devereaux served on Individual's Board from 1989 until the merger. Mr. Devereaux has been Managing Director of American Capital Company, a venture capital and merchant banking company, since 1988. From 1993 to 1994, Mr. Devereaux was Vice President, Strategic Planning and Marketing at the Communications Division of General Instrument Corp., a creator of analog and digital systems that provide broadband telecommunications services. Prior to that, from 1979 to 1987, Mr. Devereaux was Executive Vice President at American Cable Systems, a national provider of cable television.

  James D. Daniell, Ph.D. became a director of the Corporation in February 1998, in connection with the Corporation's merger with Individual. Dr. Daniell served on Individual's Board from 1997 until the merger. Dr. Daniell has been Chief Executive Officer of Order Trust LLC, an electronic commerce company, since November 1997. From February 1997 to November 1997, he served as Chief Operating Officer and Vice President of Strategy and New Business Development at AT&T Networked Commerce Services, an internet service provider. From November 1996 to February 1997, Dr. Daniell served as Vice President of Electronic Messaging and New Business Development at AT&T Easy Commerce Services. From December 1995 to November 1996, Dr. Daniell was Vice President of Corporate and New Business Development at AT&T Corporation, an information and communication services provider. Dr. Daniell served from April 1994 to December 1995 as Vice President, Business Communications Services Strategy and New Business Development, at AT&T Corporation. Prior to that, Dr. Daniell was a founder and Vice President of Business Development and Strategic Relations at Bridge Builder Technologies, a software vendor. Dr. Daniell served from March 1991 to May 1993 as Strategic Planning Director and Vice President at UNIX Systems Laboratories. Dr. Daniell serves as Vice Chairman of the Massachusetts Software Council and is also the Board of Advisors of espanol.com.

  Executive officers of the Corporation are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors met seven times during the fiscal year ended December 31, 1998. Each of the directors attended at least 75% of the meetings of the Board of Directors during fiscal 1998. The Corporation established an Audit Committee and Compensation Committee during fiscal 1995. The Audit Committee of the Board of Directors, of which Messrs. Devereaux and Cowan and Ms. Carnahan are currently members, is responsible for reviewing the results and scope of audits and other services provided by the Corporation's independent auditors. The Audit Committee met once during fiscal 1998. The Compensation Committee, whose members currently are Ms. Rokoff and Messrs. Cowan and Daniell, makes recommendations concerning the salaries and incentive compensation of executive officers, employees and consultants to the Corporation and administers the Corporation's stock plans. The Compensation Committee met seven times during fiscal 1998. The Board of Directors does not have a standing nominating committee.

     COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation of Directors

  On January 23, 1996, the Compensation Committee of the Board of Directors approved the Director Compensation Plan. Under the Director Compensation Plan, each non-employee director receives both an annual retainer of $5,000 and a fee of $1,000 for each Board meeting physically attended. A "non-employee director," for purposes of the Director Compensation Plan, is a director who is not an employee of the Corporation and not an officer, director, general partner or employee of a securities firm, venture capital firm or other institution or corporation which, together with its affiliates, holds more than 5% of the Corporation's issued and outstanding Common Stock. Directors who are employees, or who hold more than 5% of the Corporation's Common Stock, receive no remuneration for serving as members of the Board or as members of committees of the Board. Non-employee directors are also reimbursed for their reasonable out-of-pocket travel expenses associated with their attendance at Board meetings. During the fiscal year ended December 31, 1998, Messrs. Cowan, Daniell, Devereaux, Ms. Carnahan and Ms. Rokoff each earned $9,000, respectively under the Director Compensation Plan.

  In addition, in order to provide an incentive to non-employee directors, options are granted to non-employee directors pursuant to the 1995 Non-employee Director Stock Option Plan, as amended, (the "Director Plan"). Under the Director Plan, each non-employee director receives, on the date such person is first elected to the Board, an option to purchase 20,000 shares (the "Initial Option") of the Corporation's Common Stock, vesting over three years. Subsequent to the grant of the Initial Option, each non-employee director who has attended at least 75% of the board meetings during the previous fiscal year will receive an option to purchase 2,500 shares of Common Stock, vesting on the first anniversary of the date of such grant. All options granted under the Director Plan will have an exercise price equal to the fair market value of the Common Stock on the date of grant. Each option granted under the Director Plan will expire ten years from the date of grant.

  During the fiscal year ended December 31, 1998, Messr. Cowan, Ms. Carnahan and Ms. Rokoff each received options to purchase 2,500 shares at an exercise price of $10.438 per share pursuant to the Director Plan. Messrs. Daniell and Devereaux each received options to purchase 20,000 shares at a price per share of $10.875 pursuant to the Director Plan.

Executive Compensation Summary

  The following table sets forth summary information concerning the compensation paid or earned for services rendered to the Corporation in all capacities during the fiscal years ended December 31, 1998, 1997, and 1996 to
(i) the Corporation's Chief Executive Officer and (ii) each of the other four most highly compensated executive officers of the Corporation who received total annual salary and bonus in excess of $100,000 in fiscal 1998 (the "Named Executive Officers").

                          Summary Compensation Table

                                                     Long-Term
                                                    Compensation
                                                    ------------
                               Annual Compensation   Securities
   Name and Principal         ---------------------  Underlying      All Other
        Position         Year  Salary  Bonus ($)(1) Options (#)   Compensation(2)
   ------------------    ---- -------- ------------ ------------  ---------------
Donald L. McLagan....... 1998 $156,000   $19,991      100,500          $ 800
 Chairman, Chief         1997  147,500    18,925          --             760
 Executive Officer and   1996  135,300    16,500          --             760
  Director
Clifford M. Pollan...... 1998  156,000    35,591       80,500            800
 President and Chief     1997  147,500    41,650       45,000(3)         760
  Operating              1996  135,300    40,571          --             760
 Officer
Edward R. Siegfried..... 1998  156,000    19,991       80,500            800
 Vice President--        1997  147,500    18,925       45,000(3)         760
  Finance,               1996  135,300    16,500          --             760
 Chief Financial
  Officer, Treasurer
 and Assistant Secretary
Daniel F.X. O'Reilly.... 1998  156,000    19,991       45,500            --
 Vice President and      1997  147,500    18,925       45,000(3)       1,770
  Chief                  1996  135,300    16,500          --           1,624
 Technology Officer
John M. Moss(4)......... 1998  156,000    19,991       60,500            --
 Vice President --       1997  150,000    18,925       50,000(3)         --
 Development             1996      --        --           --             --

--------
(1) Includes bonuses earned with respect to services rendered in the fiscal year indicated, whether or not such bonus was actually paid during such fiscal year.

(2) Represents matching contributions made by the Corporation to the Named Executive Officer under the Corporation's 401(k) plan.

(3) Includes options granted pursuant to the repricing of options in 1997.

(4) Mr. Moss joined the Corporation in 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table provides certain information concerning grants of options to purchase the Corporation's Common Stock made during the year ended December 31, 1998 to each of the Named Executive Officers. No stock appreciation rights ("SARs") were granted during the fiscal year ended December 31, 1998.

                     Option/SAR Grants In Last Fiscal Year

                                          Individual Grants
                         ----------------------------------------------------
                          Number of   Percent of Total                         Grant
                          Securities    Options/SARs                            Date
                          Underlying      Granted      Exercise or            Present
                         Options/SARs   to Employees   Base Price  Expiration Value(1)
   Name                    Granted     in Fiscal Year   ($/Share)     Date      ($)
   ----                  ------------ ---------------- ----------- ---------- --------
Donald L. McLagan.......    29,244          5.14%        11.9625    2/24/08   $522,600
                            70,756                       11.9625    2/24/08
                               250(2)                     6.6250    7/30/08
                               250(3)                     6.6250    7/30/08
Clifford M. Pollan......    49,082          4.12%        10.8750    2/24/08   $418,600
                            30,918                       10.8750    2/24/08
                               250(2)                     6.6250    7/30/08
                               250(3)                     6.6250    7/30/08
Edward R. Siegfried.....    49,082          4.12%        10.8750    2/24/08   $418,600
                            30,918                       10.8750    2/24/08
                               250(2)                     6.6250    7/30/08
                               250(3)                     6.6250    7/30/08
Daniel F.X. O'Reilly....    15,540          2.33%        10.8750    2/24/08   $236,600
                            29,460                       10.8750    2/24/08
                               250(2)                     6.6250    7/30/08
                               250(3)                     6.6250    7/30/08
John M. Moss............    29,915          3.09%        10.8750    2/24/08   $314,600
                            30,085                       10.8750    2/24/08
                               250(2)                     6.6250    7/30/08
                               250(3)                     6.6250    7/30/08

--------
(1) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Corporation's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: an option term of 2-5 years, volatility at .63, interest rate at (4.19-5.95%). The real value of the options in this table depends upon the actual performance of the Corporation's stock during the applicable period.

(2) Options will vest 100% on the earlier of 6/30/08 or the last day of the month following the close of the fiscal quarter in which the Corporation achieves operating cash flow break even status.

(3) Options will vest 100% on the earlier of 6/30/08 or the last day of the month following the close of the fiscal quarter in which the Corporation achieves profitability.

            AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

  The following table provides information as to options exercised in 1998 by the Named Executive Officers, the value realized upon such exercises and the value of options held by such officers at year end based on the closing price of the Corporation's Common Stock on December 31, 1998.

            Aggregated Option/SAR Exercises in Last Fiscal Year and
                       Fiscal Year-End Option/SAR Values

                                                    Number of Securities
                                                   Underlying Unexercised            Value of Unexercised
                                                       Options/SARs at              In-the-Money Options at
                                                       Fiscal Year-End                  Fiscal Year-End
                                                  ------------------------- ---------------------------------------
                         Shares Acquired  Value
Name                       on Exercise   Realized Exercisable Unexercisable Exercisable ($)(1) Unexercisable ($)(1)
----                     --------------- -------- ----------- ------------- ------------------ --------------------
Donald L. McLagan.......       --          --          --        100,500             --                2,500
Clifford M. Pollan......       --          --       29,994        95,506          83,187              96,183
Edward R. Siegfried.....       --          --       29,994        95,506          83,187              96,183
Daniel F.X. O'Reilly....       --          --       29,994        60,506          83,187              69,933
John M. Moss............       --          --       24,056        86,444          67,072             116,831

--------
(1) Value is based on the difference between the option exercise price and the fair market value at December 31, 1998 ($11.625 per share as quoted on the Nasdaq National Market) multiplied by the number of shares underlying the option.

Compensation Committee's Report on Executive Compensation

  This report is submitted by the Compensation Committee. The Compensation Committee during fiscal year 1998 was initially comprised of Ms. Rokoff and Mr. Cowan, both of whom are non-employee directors. Mr. Daniell, also a non-employee director, joined the Compensation Committee on February 24, 1998. Pursuant to authority delegated by the Board of Directors, the Compensation Committee is responsible for reviewing and administering the Corporation's stock plans and reviewing and approving compensation matters concerning the executive officers, employees and consultants to the Corporation.

  Cash Compensation. Mr. McLagan, Mr. Pollan, Mr. Siegfried, Dr. O'Reilly and Mr. Moss each received identical base salaries of $156,000 in 1998. The Compensation Committee attempts to keep the base salary for the Corporation's executive officers competitive by comparing it with those of other companies in the computer software industry and other companies with similar market capitalizations. The Compensation Committee's goal is to align the interests of the Corporation's executive officers with its stockholders by incenting them through performance based bonuses and equity compensation.

  During 1998, the Compensation Committee of the Board of Directors approved a short-term cash incentive compensation plan (the "Accountability Group Bonus Plan"), which provides that the executive officers, along with other designated members of senior management, receive bonuses based upon the Corporation's financial performance in the current fiscal year. Each executive officer's bonus may range from zero to a maximum amount determined by reference to the final audited financial statements of the Corporation. During the fiscal year ended December 31, 1998, Mr. McLagan, Mr. Pollan, Mr. Siegfried, Dr. O'Reilly and Mr. Moss each earned a bonus of $19,991 pursuant to the Accountability Group Bonus Plan. Mr. Pollan received in 1998, in addition to his base salary and bonus, a commission based upon a formula relating to the Corporation's new and renewal sales in that year.

  Equity Compensation. The Corporation's equity compensation program is designed to provide long-term incentives to executive officers to encourage executive officers to remain with the Corporation and to provide executives with the opportunity to obtain significant, long-term stock ownership. The Compensation Committee generally grants options that become exercisable over a four-year period and that have exercise prices equal to the fair market value of the Common Stock on the date of grant. However, in the case of executive officers who beneficially own more than ten percent (10%) of the Corporation's Common Stock, the Internal Revenue Code of 1986, as amended, requires that the exercise price of incentive stock options granted to such executive officer be 110% of the fair market value of the Common Stock on the date of grant. In 1998, pursuant to the 1995 Stock Plan, the Compensation Committee granted 70,756 non-qualified stock options to Mr. McLagan, 29,915 non-qualified stock options to Mr. Moss, 15,540 non-qualified stock options to Mr. O'Reilly and 49,082 non-qualified stock options to each of Mr. Pollan and Mr. Siegfried. In addition, the Compensation Committee granted 29,744 incentive stock options to Mr. McLagan, 29,960 incentive stock options to Dr. O'Reilly, 30,585 incentive stock options to Mr. Moss and 31,418 incentive stock options to each of Mr. Pollan and Mr. Siegfried.

  Other Benefits. The Corporation also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Corporation offers a stock purchase plan under which employees may purchase Common Stock at a discount. The Corporation also maintains insurance and other benefit plans for its employees.

  Tax Deductibility of Executive Compensation. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Corporation cannot deduct compensation in excess of $1 million paid to any of the Named Executive Officers, unless certain requirements are met. The Compensation Committee has considered these requirements and the related regulations. The Compensation Committee believes that compensation deductions attributable to options granted under the Corporation's 1995 Stock Plan currently qualify for an exception to the requirements of Section 162(m). It is the Compensation Committee's present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation be deductible by the Corporation for United States federal income tax purposes.

Respectfully submitted by the Compensation Committee of the Board of Directors

                                          June Rokoff
                                          Rory J. Cowan
                                          James D. Daniell

Compensation Committee Interlocks and Insider Participation

  Interlocks. The Corporation's Compensation Committee of the Board of Directors currently consists of Ms. Rokoff and Messrs. Cowan and Daniell. No executive officer of the Corporation served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of which either Ms. Rokoff or Messrs. Cowan and Daniell is an executive officer.

  Employment Agreement with Mr. Kolowich. In connection with the Corporation's merger with Individual, the Corporation entered into an employment agreement with Michael E. Kolowich, the Corporation's Vice Chairman and a Director of the Corporation and formerly the Chairman, President and Chief Executive Officer of Individual. Under this employment agreement, Mr. Kolowich served as a full-time senior executive to the Corporation from February 24, 1998 (the effective date of the merger with Individual (the "Effective Date") until April 30, 1998 (the "Transition Period"). From May 1, 1998 until the third anniversary of the Effective Date, Mr. Kolowich has served and will continue to serve as a senior executive consultant to the Corporation (the "Remaining Term"). Furthermore, during the term of his employment agreement, the Corporation shall take all action necessary and proper to cause Mr. Kolowich to be elected to the Corporation's Board of Directors and to serve as the Vice Chairman of the Corporation. Pursuant to the employment agreement, Mr. Kolowich received a salary at the annual rate of $250,000 during the Transition Period and receives a salary at an annual rate of $50,000 during the Remaining Term, or until Mr. Kolowich accepts full time employment with a third party. Mr. Kolowich is eligible to participate in the benefits plans maintained by the Corporation during the term of the employment agreement. Also, under the terms of the employment agreement, Mr. Kolowich will be bound by non-competition and non-disclosure requirements. Upon the Effective Date, the Corporation assumed all stock options then held by Mr. Kolowich all of which became immediately exercisable, with the exception of 784 shares.

Stock Performance Graph

  The following graph compares the percentage change in the cumulative total stockholder return on the Corporation's Common Stock during the period from the Corporation's initial public offering on August 11, 1995 through December 31, 1998, with the cumulative total return for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Computer and Data Processing Services Stock Index (the "Nasdaq Computer Index"). The comparison assumes $100 were invested on August 11, 1995 in the Corporation's Common Stock at the $15.00 initial offering price and in each of the foregoing indices and assumes reinvestment of dividends, if any.

                  Comparison of Cumulative Total Return Among
                NewsEDGE Corporation, Nasdaq Stock Market Index
                        and Nasdaq Computer Index(1)(2)

                             [GRAPH APPEARS HERE]

------------------------------------------------------------------------------------------------------------------------
                          8/11/95     9/29/95    12/29/95     3/29/96     6/28/96     9/30/96      12/31/96      3/31/97
                          -------     -------    --------     -------     -------     -------      --------      -------
NewsEDGE Corporation       $100        $232        $163        $245        $222        $193          $128         $ 85
------------------------------------------------------------------------------------------------------------------------
Nasdaq Composite Index     $100        $104        $105        $110        $119        $124          $130         $122
Nasdaq Computer Index      $100        $102        $106        $111        $124        $126          $131         $122
------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                          6/30/97     9/30/97    12/31/97     3/31/98     6/30/98     9/30/98      12/31/98
                          -------     -------    --------     -------     -------     -------      --------
NewsEDGE Corporation       $ 73        $ 68        $ 61        $ 94        $ 66        $ 58          $ 78
-----------------------------------------------------------------------------------------------------------
Nasdaq Composite Index     $145        $169        $159        $186        $191        $173          $223
Nasdaq Computer Index      $156        $171        $161        $213        $236        $223          $288
-----------------------------------------------------------------------------------------------------------

--------
(1) Prior to August 11, 1995 the Corporation's Common Stock was not publicly traded. Comparative data is provided only for the period since that date. This chart is not "solicited material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filings of the Corporation under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used on this graph was obtained from the Nasdaq Stock Market and the Nasdaq Stock Market and the Nasdaq Computer indices were prepared for Nasdaq by the Center for Research in Security Prices at the University of Chicago, a source believed to be reliable, although the Corporation is not responsible for any errors or omissions in such information.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                             CERTAIN TRANSACTIONS

  William Blair & Company, an affiliate of William Blair Venture Partners III ("Blair"), is a customer of the Corporation and was billed an aggregate of approximately $95,000 in NewsEDGE subscriber fees in the year ended December 31, 1998. Ms. Carnahan, a general partner of Blair, serves on the Board of Directors of the Corporation.

  Employment Agreement with Mr. Kolowich. In connection with the Corporation's merger with Individual, the Corporation has entered into an employment agreement with Michael E. Kolowich, the Corporation's Vice Chairman and a Director of the Corporation and formerly the Chairman, President and Chief Executive Officer of Individual. Under this employment agreement, Mr. Kolowich served as a full-time senior executive consultant to the Corporation from February 24, 1998 (the effective date of the merger with Individual (the "Effective Date") until April 30, 1998 (the "Transition Period"). From May 1, 1998 until the third anniversary of the Effective Date, Mr. Kolowich has served and will continue to serve as a senior executive consultant to the Corporation (the "Remaining Term"). Furthermore, during the term of his employment agreement, the Corporation shall take all action necessary and proper to cause Mr. Kolowich to be elected to the Corporation's Board of Directors and to serve as the Vice Chairman of the Corporation. Pursuant to the employment agreement, Mr. Kolowich received a salary at the annual rate of $250,000 during the Transition Period and receives a salary at an annual rate of $50,000 during the Remaining Term, or until Mr. Kolowich accepts full time employment with a third party. Mr. Kolowich is eligible to participate in the benefits plans maintained by the Corporation during the term of the employment agreement. Also, under the terms of the employment agreement, Mr. Kolowich will be bound by non-competition and non-disclosure requirements. Upon the Effective Date, the Corporation assumed all stock options then held by Mr. Kolowich all of which became immediately exercisable, with the exception of 784 shares.

                                  PROPOSAL 2

                            APPOINTMENT OF AUDITORS

  The Board of Directors proposes that the firm of Arthur Andersen LLP ("Arthur Andersen"), independent certified public accountants, be appointed to serve as auditors for the fiscal year ending December 31, 1999. The ratification of this selection is not required under the laws of the State of Delaware, where the Corporation is incorporated, but the results of this vote will be considered by the Board of Directors in selecting auditors for future fiscal years. Arthur Andersen has served as the Corporation's accountants since 1988. It is expected that a member of Arthur Andersen will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

                THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                VOTE "FOR" THE RATIFICATION OF THIS SELECTION.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities and Exchange Act, as amended, requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Corporation. Such persons are required by regulations of the Securities and Exchange Commission to furnish the Corporation with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 1998 and written representations from certain Reporting Persons, the Corporation believes that all Reporting Persons complied with all
Section 16(a) filing requirements in the fiscal year ended December 31, 1998.

                             STOCKHOLDER PROPOSALS

  Proposals of Stockholders intended for inclusion in the proxy statement to be furnished to all Stockholders entitled to vote at the next Annual Meeting of Stockholders of the Corporation must be received at the Corporation's principal executive offices not later than December 25, 1999. In order to curtail controversy as to the date on which a proposal was received by the Corporation, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested to NewsEDGE Corporation, 80 Blanchard Road, Burlington, Massachusetts 01803, attention: Secretary. In general, stockholder proposals intended to be presented at an annual meeting, including proposals for the nomination of directors, must be received by the Corporation 45 days in advance of the mail date of the prior year's proxy statement, or by March 8, 2000, to be considered for the 2000 Annual Meeting of the stockholders.

                          INCORPORATION BY REFERENCE

  To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled "Report of Compensation Committee of Board of Directors on Executive Compensation" and "Stock Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

                           EXPENSES AND SOLICITATION

  The cost of solicitation of proxies will be borne by the Corporation, and in addition to soliciting Stockholders by mail through its regular employees, the Corporation may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Corporation registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Corporation may also be made of some Stockholders in person or by mail, telephone or telegraph following the original solicitation.

  The contents and the sending of this proxy statement has been approved by the Board of Directors of the Corporation.

1418-PS-99